Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares

Quarterly Distribution of $0.60 per Common Unit

Whippany, New Jersey, October 26, 2017 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared a quarterly distribution of $0.60 per Common Unit for the three months ended September 30, 2017. This quarterly distribution rate equates to an annualized rate of $2.40 per Common Unit. The distribution is payable on November 14, 2017 to Common Unitholders of record as of November 7, 2017.

In announcing the quarterly distribution, President and Chief Executive Officer, Michael A. Stivala, said, “After undertaking a thorough assessment of customer demand trends and expectations under varying weather scenarios following two consecutive record warm winters, and as we prepared our business for a new fiscal year, our Board of Supervisors made the decision to reduce the distribution. Operationally, we have continued to drive efficiencies and make improvements in our business model and, as we enter fiscal 2018, this action reflects our goal to focus on restoring our balance sheet strength to best position the business for long-term profitable growth.”

Mr. Stivala continued, “Conservative balance sheet management has always been a core philosophy of ours, one that has served us well in managing through challenging environments, including through this recent prolonged stretch of record warm weather.  The reduction in the annualized distribution will reduce our annual cash requirements, and contribute to our efforts to reduce leverage.  More importantly, it will provide enhanced financial flexibility to support our growth initiatives.”

Nominees are hereby notified that there is a withholding requirement of 39.6% for foreign partners from the $0.60 per unit cash distribution under Section 1446 of the Internal Revenue Code.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately

1.0 million residential, commercial, industrial and agricultural customers through 668 locations in 41 states.

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